FIESTA RESTAURANT GROUP, INC.

April 12, 2023

Dear Dirk:

The Board of Directors is pleased to confirm your appointment to serve as President and Chief Executive Officer of Fiesta Restaurant Group, Inc. ("FRGI"), effective April 13, 2023. The following in this offer letter (the "Offer Letter") sets forth the components of your compensation package, effective upon your appointment:

Base Compensation

Your annualized base salary will increase to $625,000.

Annual Short Term Incentive Bonus

Your bonus target will remain at one-hundred percent (100%) of your annual base salary (the "Bonus Target"), subject to the terms of the FRGI bonus plan applicable to you and subject to the discretion of the Compensation Committee of the Board of Directors. With respect to your annual incentive bonus for 2023, in the event that you remain employed with FRGI through December 31, 2023, you will be entitled to receive a guaranteed minimum bonus equal to fifty percent of your Bonus Target amount, to be paid on or before March 15, 2024.

Long Term Incentive Plan

You will continue to be eligible for annual equity grants. The total number of shares of FRGI common stock included in such grants are equal to one hundred and fifteen (115%) of your annual base salary ("New LTIP Percentage"), subject to the discretion of the Compensation Committee of the Board of Directors. The equity grants are currently expected to be comprised of 50% restricted stock awards and 50% based on performance-based criteria determined with respect to the 2023-2025 performance measurement period. With respect to 2023, you will be granted an additional grant of an amount of shares of FRGI common stock equal to fifteen percent (15%) of your annual base salary, consistent with the terms set forth above and effective five trading days following our earnings release in May, to account for the differential between the annual equity grant awarded to you this year and the New LTIP Percentage.

One Time Special Grant

You will be eligible to receive an additional, one-time, special grant of an amount of shares of FRGI common stock equal to one million dollars ($1,000,000) under the Company's 2021 Stock Incentive Plan (the "2021 Plan"), such grant to be effective five trading days following our earnings release in May, subject to the terms of the Company's 2021 Plan and comprised of 50% restricted stock awards (vesting pro rata over four years) and 50% based on performance-based criteria determined with respect to the 2023-2025 performance measurement period.

Severance Agreement

The terms of your current severance agreement, dated September 9, 2019, with FRGI, as amended ("Severance Agreement"), shall remain in effect, provided, that the Severance Agreement shall be amended to provide that you will be entitled to a payment in an amount equal to either one and one-half times your annual base salary or two times your annual base salary in the event you are terminated within twelve month following a Change of Control which will be defined in the amendment to the Severance Agreement.

Other Compensation/Benefits

The terms of this Offer Letter supersede the terms of the offer letter (the "December 2022 Offer Letter") dated December 8, 2022, between you and FRGI. You and FRGI agree that the December 2022 Offer Letter is hereby terminated and of no force and effect on the date hereof. You acknowledge you are not entitled to any amounts or benefits under the December 2022 Offer Letter upon execution of this Offer Letter There will be no other changes to your current benefit package or other compensation components except as otherwise set forth herein.

All disputes regarding this Offer Letter shall be resolved by arbitration to be administered by JAMS pursuant to the Fiesta Restaurant Group Mandatory Arbitration Program. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement are governed by and shall be interpreted in accordance with, the laws of Texas, without giving effect to any choice of law principles.

This Offer Letter may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely,

Stacey Rauch

Stacey Rauch
Chairperson, Board of Directors
Fiesta Restaurant Group, Inc.

Acknowledged and Accepted as of the date first written above

____

Dirk Montgomery